Exhibit 21
BELO CORP. SUBSIDIARIES
(as of December 31, 2007)

Subsidiary, LLC and Joint Venture interests:
A. H. Belo Corporation
A.H. Belo Corporation II
Al Dia, Inc.
Arizona NewsChannel, LLC*
Belo Advertising Customer Services, Inc.
Belo Capital Bureau, Inc.
Belo Company (The)
Belo Enterprises, Inc.
Belo Foundation (The)**
Belo Havana Bureau, Inc.
Belo Holdings, Inc.
Belo Interactive, Inc.
Belo Investment Corporation
Belo Investments II, Inc.
Belo Kentucky, Inc.
Belo Management Services, Inc.
Belo Mexico, Inc.
Belo Mexico, LLC
Belo San Antonio, Inc.
Belo TV, Inc.
Belo Technology Assets, Inc.
Belo Ventures, Inc.
Belocorp de Mexico, S. de R. L. de C.V.
Blue Ridge Tower Corporation*
Broadcast Sales Academy*
Colony Cable Networks, Inc.
Colony/PCS, Inc.
Corporate Arena Associates, Inc.
DFW Printing Company, Inc.
DMI Acquisition Sub, Inc.
Dallas Morning News Charities (The)**
Dallas Morning News, Inc. (The)
Denton Publishing Company
Fountain Street Corporation
Hill Tower, Inc.*
Journal-Bulletin Santa Claus Fund**
KASW-TV, Inc.
KENS-TV, Inc.
KHOU-TV, Inc.
KMOV-TV, Inc.
KMSB-TV, Inc.
KONG-TV, Inc.
KSKN Television, Inc.
KTTU-TV, Inc.
KTVK, Inc.
KVUE Television, Inc.
King Broadcasting Company
King News Corporation
Local News on Cable, L.L.C.*
MSA.com, LLC*
Mas Arizona, L.L.C.*
NTV, Inc.
News-Texan, Inc.
Northwest Cable News, Inc.
PJ Health Programming, Inc.
PJ Programming, Inc.
Press-Enterprise Company
Providence Holdings, Inc.
Providence Journal Charitable Foundation**
Providence Journal Charities, Inc.**
Providence Journal Company (The)
Providence Journal Satellite Services, Inc.
Rhode Island Monthly Communications, Inc.
Rural Oregon Wireless Television* **
Skyline Tower, LLC*
TDMN New Products, Inc.
Texas Cable News, Inc.
Texas Tall Tower Corporation*
Travis Tower, LLP*
Universal Belo Productions*
WCNC-TV, Inc.
WFAA-TV, Inc.
WHAS Crusade for Children, Inc. (The)**
WVEC Television, Inc.
WWL-TV, Inc.
Washington Street Garage Corporation

*	Non-wholly owned.

**	Non-profit entity.